Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited:
We consent to the use of our report dated February 19, 2016, with respect to the consolidated balance sheet of Aspen Insurance Holdings Limited as of December 31, 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP
KPMG LLP
London, United Kingdom

04 August 2016